RESEARCH AGREEMENT

THIS RESEARCH AGREEMENT ("Agreement") is made as of the 10th day of ~~May~~ June 2011 ("Effective Date"),

BETWEEN: **Sunshine Biopharma Inc.**, a publicly traded Colorado company (Ticker Symbol: SBFM) having a place of business at 2015 Peel Street, 5th Floor, Montreal, Quebec, Canada, H3A1T8, herein acting and represented by its duly authorized president, Dr. Steve N. Slilaty (hereinafter referred to as "SBFM");

AND: **Jewish General Hospital**, a research institution with offices at 3755 Cote Ste-Catherine Road, Montreal, Quebec, Canada, H3T1E2, (hereinafter referred to as ("JGH");

SBFM and JGH are hereinafter together referred to as "Parties".

WHEREAS SBFM together with its parent company, Advanomics Corporation, is conducting research and development in the field of oncology and has generated and patented Adva-27a, a new chemical entity which has proven very effective in destroying cancer cells in vitro;

WHEREAS JGH is also conducting research and clinical development in the field of oncology and has amassed unique expertise and know-how in said field of research;

WHEREAS SBFM is seeking a partner to further develop its Adva-27a compound through the preclinical and clinical stages of drug development;

WHEREAS JGH is desirous of advancing drug development in the field of oncology for the benefit of society at large and finds it of interest to work with SBFM in respect of SBFM's Adva-27a compound;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and subject to the terms and provisions hereinafter set out, the Parties hereto hereby agree as follows:

SECTION 1
ENGAGEMENT

ENGAGEMENT: SBFM hereby engages JGH to conduct the necessary research and development to advance Adva-27a through various stages of preclinical development on through Phase I clinical trials (hereinafter referred to as the "Project"). The actual research and development to be carried out shall be in accordance with the work plan attached hereto as Annex A ("Work Plan"), which may be modified from time to time as necessary by written

consent of both Parties. The Work Plan and any modified versions thereof is an integral part of this Agreement.

COST: SBFM hereby agrees to pay JGH for the work which JGH will perform in connection with the Project, which is estimated to total approximately $1,650,000, on a pay-as-you-go basis upon presentation of invoices to SBFM specifying the amounts for labour, material and 30% institutional overhead. In the event that JGH subcontracts Project work to third parties, SBFM shall pay the invoices of the third party plus 10% management fee to JGH. To the extent possible JGH shall provide SBFM with an estimate of the cost to be incurred per segment of the work prior to initiation of the work on such segment. SBFM shall provide its consent to JGH by signing and marking each estimate "ACCEPTED".

DURATION: This Agreement shall be in force for a period of three (3) years from the Effective Date and may be extended as required for completion of the Project by written consent of both Parties.

TERMINATION: This Agreement may be terminated by either party by delivery of a written thirty (30) day notice to the other Party. In all cases of termination, provisions elsewhere in this Agreement which survive termination shall continue to be in force and effect.

SECTION 2
KEY PERSON RESPONSIBILITY

The operational business and scientific contact on behalf of SBFM and JGH shall be Dr. Steve N. Slilaty and Dr. Gerald Batist, respectively. Dr. Gerald Batist shall be referred to as the Principal Investigator in this Agreement.

SECTION 3
PUBLIC COMMUNICATIONS AND PUBLICATION

The parties agree that JGH, shall be free, subject to all applicable laws and regulations and the terms hereof, to use the results of the Project for its own teaching, research, education, clinical and scientific publication purposes without, however, disclosure of SBFM Confidential Information.

SBFM's feedback is intended to enable SBFM to protect its Intellectual Property, without undue interference with the scientific publication. JGH may disclose or publish the data generated by this Project and related methodology subject to the following conditions:

(a) At least forty-five (45) days prior to any form of public disclosure, Principal Investigator and JGH shall provide SBFM with a copy of the content, format and manner of proposed disclosure or publication;

(b) Within thirty (30) days of receipt of the copy of the proposed disclosure, SBMF will advise JGH in writing of any confidential information which must be deleted or modified, and SBFM may request a further delay of thirty (30) days in order to allow SBFM to obtain protection of its intellectual property rights;

(c) Principal Investigator and JGH may publish, without the confidential information, after the delay, if it is requested. SBFM shall have the right to have deleted from the final version of the draft publication any confidential information or patentable subject matter. SBFM shall not have the right under this provision to delete (a) Study data or results or (b) a description of methodology which is reasonably sufficient for acceptance by academic journals.

No party shall use the name of any other party for promotional purposes without the prior written consent of the party whose name is proposed to be used. No news release, publicity or other public announcement, either written or oral, regarding this Agreement or performance hereunder or results arising from the Project shall be made by one party without the prior written approval of the other party. However, JGH recognizes that SBFM is a publicly traded company in the U.S. and as such has reporting obligations to the U.S. Securities and Exchange Commission ("SEC"). JGH hereby waives any requirement under this Agreement for SBFM to obtain the consents of JGH in respect of the filing of such reports with the SEC.

SECTION 4
CONFIDENTIALITY

JGH acknowledges that all trade secrets, confidential operations, processes, dealings, scientific know-how, inventions, and any data, knowledge or information concerning the Project, the organization, finances, transactions or affairs of SBFM held by JGH in a fiduciary capacity are confidential and solely for the benefit of SBFM. JGH shall not disclose to third parties any such confidential information except (i) as authorized in writing by SBFM, (ii) if disclosure or information is required by a public authority or (iii) if disclosure or such information is necessary to prevent imminent danger to the public, or (iv) if required to be disclosed by JGH to competent legal/regulatory authority. Information received from SBFM shall not be deemed confidential information, and JGH will have no obligation with respect to such information which (a) as of the Effective Date of this Agreement is part of the public domain, (b) subsequently becomes part of the public domain through no fault of JGH, (c) which JGH can show was in its possession, as evidenced by written records kept in the ordinary course of business or by the proof of actual use at the time of executing this Agreement, or (d) is subsequently disclosed to JGH by a third party not in violation of any right of, or obligation to, SBFM. This covenant shall remain in force after termination of this Agreement for ten (10) years and shall moreover cease to apply to information or knowledge which may come into public domain.

SBFM acknowledges that all trade secrets, confidential operations, processes, dealings, scientific know-how, inventions, and any data, knowledge or information concerning the Project, the organization, finances, transactions or affairs of JGH held by SBFM in a fiduciary capacity are confidential and solely for the benefit of JGH. SBFM shall not disclose to third parties any such confidential information except (i) as authorized in writing by JGH, (ii) if disclosure or information is required by a public authority or (iii) if disclosure or such information is necessary to prevent imminent danger to the public, or (iv) if required to be disclosed by SBFM to competent legal/regulatory authority. Information received from JGH shall not be deemed confidential information, and SBFM will have no obligation with respect to such information which (a) as of the Effective Date of this Agreement is part of the public domain, (b) subsequently becomes part of the public domain through no fault of SBFM, (c) which SBFM can show was in its possession, as evidenced by written records kept in the ordinary course of

business or by the proof of actual use at the time of executing this Agreement, or (d) is subsequently disclosed to SBFM by a third party not in violation of any right of, or obligation to, JGH. This covenant shall remain in force after termination of this Agreement without limit in point or in time but shall cease to apply to information or knowledge which may come into public domain.

SECTION 5
INTELLECTUAL PROPERTY

JGH hereby acknowledges and agrees that SBFM has title to and ownership in the technologies of the Project as well as any goodwill attaching thereto and JGH shall not take any action which might invalidate or otherwise impair any rights of SBFM in or to the technologies of the Project or create any rights adverse to those of SBFM therein.

No right, title or interest in and to the technologies of the Project is transferred or assigned to JGH pursuant to the terms of this Agreement.

If at any time during the term of this Agreement JGH makes any improvement, change or modification to the technologies of the Project or any improvement, change or modification in the mode of using the technologies of the Project (and whether or not such improvement, change or modification has been consented to, or sanctioned by SBFM) it shall immediately disclose such improvement, change or modification to SBFM and JGH hereby agrees that the technologies as improved, changed or modified are the sole and exclusive property of SBFM ("Arising IP"). SBFM hereby agrees to pay JGH 5% royalties on all gross revenues it generates from use of Arising IP.

JGH shall, at any time when so requested by SBFM, and at SBFM's expense, execute such documents or applications as may be requested by SBFM in order to confirm SBFM's ownership of, and title to, or rights and interest in and to the technologies of the Project as well as any goodwill attaching thereto or to maintain the validity of any trademark, patent design or other right of SBFM in respect of the technologies of the Project or to obtain or maintain registrations thereof.

SECTION 6
INDEMNIFICATION

SBFM hereby acknowledges that JGH's activities in connection with the Project are supplied only as results of laboratory experiments and any action taken by SBFM thereon and any outcome thereof are entirely the responsibility of SBFM.

SBFM hereby undertakes to indemnify and hold harmless JGH, and its employees and agents in respect of the Project from any and all liabilities, loss or damages they may suffer as a result of claims, demands, costs or judgements against them arising out of the Project provided, however, that any such liability, loss or damages is not the result of failure by said employees and/or agents to comply with the signed protocols for the Project or any and all applicable laws, regulations and guidelines. This Section of this Agreement shall survive any termination and shall continue to be in effect indefinitely.

SECTION 7
SBFM MATERIAL

JGH hereby agrees to use the Adva-27a compound strictly in accordance with the terms and conditions of this Agreement and not for any other cause or purpose and to return to SBFM any and all unused Adva-27a material upon completion of the Project.

SECTION 8
ASSIGNABILITY

This Agreement is assignable by either Party upon prior written notice to the other party.

SECTION 9
INTERPRETATION

When used herein, unless the content otherwise requires, the words and phrases with initial capital shall have the meanings as set forth within this Agreement and any Annexes thereof.

The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

SECTION 10
ENTIRE AGREEMENT

The parties hereto hereby agree that the Preamble to this Agreement is an integral part of this agreement.

This Agreement constitutes the entire agreement between the parties and supersedes all prior correspondence, discussions, outlines of terms and agreements between the parties.

The present agreement binds and is for the benefit of the present parties as well as their successors, heirs, administrators, and other respective legal representatives.

SECTION 11
OTHER PROVISIONS

The Parties hereby agree to discharge their responsibilities and carry out their respective functions in connection with this Agreement in a timely fashion.

All disputes, controversies or claims arising out of or relating to this Agreement including interpretation thereof, or breach, termination or invalidity thereof shall be referred to arbitration in the Province of Quebec (Canada).

This Agreement may be changed, modified or altered only by a written instrument signed by both Parties.

If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other covenant or provision in

this agreement and each covenant and provision is hereby declared to be separate and distinct.

This Agreement may be executed in counterpart, in such a case each counterpart shall be considered as an original.

The Parties acknowledge that they have agreed that this Agreement be drafted in English. Les parties reconnaissent avoir convenu que le présent contrat soit rédigé en anglais.

IN WITNESS WHEREOF the Parties have signed as of the day, month and year first above written.

Sunshine Biopharma Inc.

Per: ______________________

Dr. Steve N. Slilaty, President & CEO

Jewish General Hospital

Per: G.W. June 10, 2011

GUSTAVO WENDICHANSKY, CHIEF FINANCIAL OFFICER, LDI

Per: June 14, 2011

LAURENT DAVID ZIRI, DIRECTOR OF FINANCE, JGH

Approved by

initials

Research Contracts Office

Principal Investigator

Per: ______________________

Dr. Gerald Batist, Director.

EXHIBIT 10.5

Annex A

Proposed Therapeutic Development Plan for Adva-27a

A biomarker-driven therapy in the age of personalized cancer medicine

Gerald Batist, MD

Minda de Gunzburg Professor

Director, Segal Cancer Centre, Lady Davis Institute

Jewish General Hospital

October 2010

Introduction

The DNA repair enzyme topoisomerase II (topoII) was recognized as a clinically important therapeutic target. While to very old anthracycline doxorubicin was shown to work in part through its inhibition of topo II, the class of agents known as etoposides were specifically designed with this target in mind, and lack the major problem of cardiac toxicity associated with doxorubicin. Nonetheless, etoposides were eclipsed in the 80s and 90s by other drugs with greater efficacy, and today have rather restrictive use.

The challenge and opportunity is therefore to generate a more potent and clinically useful etoposide-like drug, and to determine the particular sub-group of patients who might have highly significant benefits from its use. Adva-27a appears to fulfill the first condition, and recent recognition of sub-groups of topoisomerase IIα gene amplified tumors represents a potential opportunity to satisfy the second. In recent years, the level of expression of topoIIa, and particularly the presence of amplification of its gene, has appeared as a biomarker for efficacy of anthacyclines in breast cancer, and of etoposide and doxorubicin in other tumors and cell lines of various tumor types.

Adva-27a-Pre-Clinical Data

Pre-clinical data is limited to a relatively small panel of human cancer cell lines. However, using cell lines derived from a variety of human cancers shows that Adva-27a is almost always more potent at inhibition of cell growth compared to Etoposide, and that cells expressing the MDR-drug resistance protein are very sensitive to Adva-27a. Furthermore, consistent with the literature, amplification of topo IIα is associated with increased sensitivity to growth inhibition. The attached table shows that in all but the brain tumor cell line, increased topo IIα copy number is associated with even greater % inhibition **regardless of the tissue of origin of the tumor cell lines**.

Percent Inhibition of Cell Growth at 10uM

Cell Line	KB	PC3	MCF7	MCF7R	SF268	HL60	HT29	A594
Cancer Type	Nasopharynx	Prostate	Breast	MDR Breast	Brain	Leukemia	Colon	Lung
Copies of TOP2α Gene	1	4	1	7	1	1	3	3
Etoposide	84	47	57	22	82	75	79	65
Adva-27a	91	63	53	70	65	79	87	78

Overall Therapeutic Development Plan

To perform pre-clinical and early phase clinical development of the topoisomerase inhibitor Adva-27a, and specifically test the hypothesis that it is highly effective when targeted to tumors types with topo IIa gene amplification, regardless of their tissue of origin.

This development plan will result in a highly effective novel topoIIa inhibitor anti-cancer agent, linked to a specific biomarker that will be validated and shown to have clinical utility.

Specific Milestones

Preclinical Studies

Further in-vitro studies in a range of human cancer cell lines, some engineered to overexpress topoIIa, Her-2 *neu* and/or MDR in various combinations. This will provide further data on the potential range of tumors that could ultimately be treated with Adva-27a, and will provide additional data on the importance of potential targets that could be "diagnostic biomarkers" to identify the tumors most likely to respond; i.e. personalized medicine.

We will focus much attention on the relationship between amplification of topoIIa, the target of this class of drugs, and the efficacy of Adva-27a.

We will perform in-vivo studies in xenografts, using the cell lines with the most robust response in-vitro. These will be done testing Adva-27a compared to Etoposide and also doxorubicin (another topoIIa inhibitor).

These studies will be performed within 12-18 months of initiation. It is estimated that the cost for completing these studies will be approximately $150,000. However, given the uncertainties involved in completing a research project, Advanomics/Sunshine will be billed from time to time for the Labor and Material actually incurred plus 30% Overhead.

Preclinical Toxicology

This will be done by a sub-contract to one of a small number of Health Canada and FDA-approved clinical research organization. The goal to is to identify Adva-27a's toxicity in both chronic and acute administration scenarios in two different species, to establish the dose that lethal in 10% of mice (used to establish starting dose for phase I study), and to determine pharmacokinetic parameters.

This step must be done using the GMP material that will be administered in the clinical trial. It can be completed within 6 months of initiation, and can be done in parallel or with some overlap with the pre-clinical work. It is estimated that the cost of the sub-contracts will be approximately $300,000. However, given the uncertainties involved in completing work with a third party, Advanomics/Sunshine will be billed for the total amount of the sub-contracts plus 10% Overhead.

Phase I Clinical Trial

Using the targeting and mechanistic data, as well as the pre-clinical toxicology data, we will plan the phase I study. The Clinical Research Unit at the Segal Cancer Centre, Jewish General Hospital, has the capacity and a strong track record of designing, writing and executing such studies, including submission to Health Canada. This latter can either be done as an investigator-initiated submission or with the help of a Clinical Research Organization, by Advanomics/Sunshine Biopharma.

At the present time, we are predicting that Adva-27a will be most effective in tumors that have amplification of topoIIa, regardless of the tumor type. If this is true, Adva-27a can be developed as 'personalized medicine', based on the presence of this diagnostic biomarker, which will likely be identified using FISH technology.

Using this therapeutic development scenario, and based on the published literature cited above, we expect to recruit patients with advanced disease, who have metastatic tumors amenable for needle biopsy, from amongst patients with the following cancer types: breast, non-small cell lung, stomach, ovarian. We have experience with biomarker-driven studies, and will prepare to perform the FISH analysis for topoIIa within 1-2 weeks of biopsy maximum.

The dosing scheme will be standard, and the starting point will depend on the clinical toxicology. The phase I study will aim to identify a recommended Phase II dose. Once that is established, an 'extension phase" of the phase I study will provide the opportunity to further examine efficacy.

The Phase I study can be completed within 18-24 months of initiation. It is estimated that the cost for completing these studies will be approximately $1,200,000. However, given the uncertainties involved in completing clinical trials, Advanomics/Sunshine will be billed from time to time for the Labor and Material actually incurred plus 30% Overhead.

Subsequent Studies

On the basis of the milestones described above, the development of Adva-27a can move in a number of directions. The main focus will remain on a biomarker-driven development plan:

- Phase II studies in any tumor type where a clinical response was observed in the phase I study.

- Including in these phase II studies patients with the same tumor type, regardless of topoIIa, and determine if there is a difference in clinical activity based on topoIIa gene copy number.

- A larger validation phase II or phase III study in which the patients are assigned to Adva-27a or 'reasonable alternative for the tumor type" based on the presence or absence of topoIIa gene amplification.

Selected References

Keith WN, Tan KB, Brown R. Amplification of the topoisomerase II alpha gene in a non-small cell lung cancer cell line and characterisation of polymorphisms at the human topoisomerase II alpha and beta loci in normal tissue. Genes Chromosomes Cancer. 1992 Mar;4(2):169-75.

Coutts J, Plumb JA, Brown R, Keith WN. Expression of topoisomerase II alpha and beta in an adenocarcinoma cell line carrying amplified topoisomerase II alpha and retinoic acid receptor alpha genes. Br J Cancer. 1993 Oct;68(4):793-800.

Andoh T, Nishizawa M, Hida T, Ariyoshi Y, Takahashi T, Ueda R. Reduced expression of DNA topoisomerase II confers resistance to etoposide (VP-16) in small cell lung cancer cell lines established from a refractory tumor of a patient and by in vitro selection. Oncol Res. 1996;8(6):229-38.

Ju W, Yoo BC, Kim IJ, Kim JW, Kim SC, Lee HP. Identification of genes with differential expression in chemoresistant epithelial ovarian cancer using high-density oligonucleotide microarrays. Oncol Res. 2009;18(2-3):47-56.

Fayad W, Fryknäs M, Brnjic S, Olofsson MH, Larsson R, Linder S. Identification of a novel topoisomerase inhibitor effective in cells overexpressing drug efflux transporters. PLoS One. 2009 Oct 2;4(10):e7238.

Mano, MS et al. The 17q12-q21 amplicon: Her2 and topoisomerase-IIalpha and their importance to the biology of solid tumours. Cancer Treat Rev. 2007; 33:64-77.

Pommier, Y et al. DNA Topoisomerases and their poisoning by anticancer and antibacterial drugs. Chemistry Biology (Cell Press) 2010; 17:421-433.

Quirion, JC et al. Novel Gem-Difluorinated C-Glycoside Compounds Derived from Podophyllotoxin, Their Preparation and Their Applications. US Patent Application Number 20090318675 filed Dec. 24, 2009.